Exhibit 10.17

AMENDED AND RESTATED PROMISSORY NOTE

$7,300,306.00	June 1, 2007
Reno, Nevada

This Amended and Restated Promissory Note is made as of the above date by and between Avantair, Inc., a Nevada corporation (“Maker”) and CNM, Inc., a Nevada corporation (“Holder”).

Whereas, Holder’s affiliate, Charles N. Mathewson, trustee of the Charles N. Mathewson Trust, UTA July 22, 1992 (“Guarantor”), has guaranteed certain obligations of Maker (the “Guaranteed Sums”) to Wells Fargo Bank, N.A (“Wells Fargo”).

Maker has borrowed sums from Holder pursuant to that certain Loan Agreement by and among Holder, Maker and Ardent Acquisition Corp., a Delaware corporation, dated as of September 29, 2006 (the “Loan Agreement”), the total amount due thereunder and under any promissory note given thereunder or under any predecessor loan agreement, including without limitation the promissory note dated March 22, 2005, (the “Superseded Notes”), being equal to $7,300,306.00 (the “Current Principal Amount”).

Whereas, the loan made under the Loan Agreement was secured by the assets of Maker pursuant to a Security Agreement, dated as of September 29, 2006, by and between Maker and Holder (the “Security Agreement”).

Whereas, Maker and Holder desire to amend and restate the Superseded Notes in this instrument (the “Note”) and to cause this instrument to be deemed issued pursuant to the Loan Agreement and to cause the Security Agreement to secure payment and performance hereunder and repayment of any other sums advanced by Holder or Guarantor on behalf of Maker, including without limitation any portion of the Guaranteed Sums advanced by Guarantor (all such amounts, together with amounts due hereunder, the “Total Indebtedness”).

NOW, THEREFORE, FOR VALUE RECEIVED, Maker promises to pay to Holder at such place as designated by Holder, the principal sum of SEVEN MILLION THREE HUNDRED THOUSAND THREE HUNDRED AND 00/100 DOLLARS ($7,300,306.00) in lawful money of the United States of America with interest on the unpaid principal balance at the rate of ten percent (10%) per annum, from the date of this Note until paid.

TERMS OF PAYMENT; ADDITIONAL PRINCIPAL: Monthly payments of principal and interest in the amount of $324,778.66 shall be due and payable on the fifteenth day of each month (or the first business day thereafter if the fifteenth day is not a business day) commencing August 15, 2007 and continuing through May 15, 2010. Any and all remaining amounts payable hereunder, under the Loan Agreement or the Security Agreement shall be due on June 15, 2010. Notwithstanding anything to the contrary contained herein, if Maker consummates a financing, recapitalization, stock sale or other transaction yielding net proceeds to Maker equal to or greater than $30,000,000, the full amount of the Total Indebtedness shall become immediately due and payable and Guarantor shall have no obligation to take steps to prevent Maker from defaulting in its obligation to pay the Guaranteed Sums (as such obligation is more fully discussed below).

Maker, Holder and Guarantor agree that in the event Guarantor is called upon to perform and pay any of the Guaranteed Obligations or Holder advances other funds to or at the request of Maker, any such amount (an “Additional Amount”), shall be added to the principal balance of this Note and shall be governed by the Loan Agreement and secured by the Security Agreement. Notwithstanding the foregoing, upon payment or performance by Guarantor of an Additional Amount, so long as the aggregate amount of all Additional Amounts is less than $2,900,000, the monthly amount due hereunder shall not increase. If the total Additional Amount that is added to the principal balance hereof is $2,900,000 or more, the monthly payment hereunder will increase by an amount equal to the total Additional Amount less $2,900,000, the difference being divided by the Current Principal Amount and the resulting figure being multiplied by $324,778.66. In any event, all amounts then outstanding under this Note (including any Additional Amount), the Loan Agreement and the Security Agreement shall be due and payable on June 1, 2010.

GUARANTEED SUMS: Guarantor acknowledges and agrees that Maker will not pay the Guaranteed Sums to Wells Fargo. Guarantor further agrees that, so long as Maker is not in default hereunder, Guarantor will take such steps as are necessary to prevent Maker from defaulting in its obligation to pay the Guaranteed Sums. Such steps may include paying or causing to be paid the Guaranteed Sums or causing Wells Fargo to agree to amend the terms of the loan (which amendment may include the time(s) at which payment(s) are due) under which the Guaranteed Sums are due. In the latter event, Maker agrees to execute such loan documents and amendments as are reasonably necessary to effect such amendment, so long as the terms thereof do not materially adversely affect Maker. If, during such extended period of time, Guarantor paid interest to Wells Fargo on the Guaranteed Sums, the amount of such payment(s) would be deemed an Additional Amount. In no event, however, shall an Additional Amount due as a result of such payment of interest be greater than the interest that would have accrued hereunder during the relevant time period if Guarantor had paid off the Wells Fargo loan.

Guarantor and Holder acknowledge that Maker’s obligations hereunder are limited to: (a) payments of the above principal amount of $7,300,306.00, plus interest, (b) amounts due to Holder under the preceding paragraphs relating to the Wells Fargo loan, and (c) other amounts due hereunder upon the occurrence of a default or a late payment.

LATE PAYMENTS: In the event any payment or portion thereof is received after 15 days from its due date, Maker shall, along with such payment, pay a late charge of 5% of the amount of such payment. Upon the occurrence of a default hereunder, under the Loan Agreement or the Security Agreement, interest shall accrue at the rate of Eighteen percent (18%) per annum from the date of default until the earlier of (a) all amounts due hereunder have been paid in full; or (b) the default is cured.

FORM OF PAYMENT: Any and all payments of any nature made or required to be made under this Note shall be made in lawful money of the United States collectable on the date of payment.

APPLICATION OF PAYMENTS: Payments shall be applied first to interest and the remainder to the principal balance. Interest shall be adjusted and calculated on a thirty (30) day month.

SECURITY AGREEMENT; LOAN AGREEMENT: Maker acknowledges and agrees that the payment and performance under this Note is secured by the Security Agreement and is made pursuant to the Loan Agreement, which documents Maker agrees remain in full force and effect with respect to the loan evidenced hereby (including without limitation, any Additional Amount, the “Loan”) and, to the extent necessary, are amended to provide that the terms of such documents relate to the Loan and the security interest granted thereby secures payment and performance of the Loan and to provide that Holder may file or amend any UCC financing statement filed in connection with the Loan to provide that the Loan is secured by “all assets” or “all personal property.” Maker hereby confirms that its representations and warranties set forth in the Security Agreement and the Loan Agreement remain true and correct in all material respects.

SUBORDINATION: Notwithstanding the foregoing, Holder hereby subordinates its security interest in the Collateral (as defined in that certain Security Agreement by and between Maker and Jet Support Services, Inc. (“JSSI”), a Delaware corporation, dated as of July 17, 2007 (the “JSSI Security

Agreement”) to the security interest granted to JSSI in the JSSI Security Agreement. Such subordination is limited to amounts secured that are due JSSI pursuant to that certain Secured Promissory Note given by Maker to JSSI in the original principal amount of $1,200,000. A material default under any of the documents evidencing, securing or relating to such $1,200,000 loan from JSSI, which material default would give rise to a right on the part of JSSI to foreclose on the collateral for such $1,200,000 loan, shall constitute a default hereunder.

WAIVER: Payments, if less than the amount required, shall be applied in the sole discretion of Holder and acceptance of such payments shall not be a waiver of the rights of the Holder hereof to require scheduled payments. Acceptance of late payments shall not be a waiver of the rights of Holder to require timely payments. Maker hereby waives presentment for payment, protest and demand, notice of protest, demand and dishonor, and nonpayment of this Note and expressly agrees that the maturity of this Note or any payment hereunder may be extended from time to time, at the option of the holder hereof, without in any way affecting the liability of Maker. Maker agrees that the holder hereof may release all or part of the security for the payment thereof or release any party liable for this obligation. Any such extension or release may be made without notice to Maker and without discharging Maker’s liability.

COSTS: In the event Holder employs counsel to pursue or protect (in or out of court, in bankruptcy proceedings or otherwise) any of the rights afforded the Holder by the terms hereof, then Maker hereof agrees to pay, in addition to any principal and interest due under the terms hereof, the reasonable attorneys’ fees, costs and expert fees so incurred by Holder.

LAWS/JURISDICTION: This Note shall be governed and construed in accordance with the laws of the State of Nevada. Maker also agrees to be subject to the jurisdiction of the United States District Court in Reno, Nevada, and Holder and Maker agree to commence or defend any action related to this Note or the Loan in the United States District Court in Reno, Nevada. In the event such United States District Court does not have or refuses to exercise jurisdiction, any and all actions shall be commenced or defended in the Second Judicial District Court in and for Washoe County, Nevada. Maker also agrees to waive any defense based on forum non-convenience. If any provision of this note shall be prohibited or invalid, then the remaining provisions of this Note shall be valid and enforceable.

DEFAULT OF TERMS AND CONDITIONS: Maker shall be deemed in material default hereunder upon (1) Maker’s failure to pay within ten (10) business days of date after written notice is received by Maker from Holder regarding the failure to pay any amount due hereunder, under the Loan Agreement or the Security Agreement; (2) the insolvency of Maker; (3) filing of a petition for relief from creditors, commenced by Maker or against Maker, under federal or state bankruptcy law; (4) an assignment for benefit of Maker’s creditors; (4) a receiver being appointed for Maker; or (5) a breach of any provision of this Note, the Loan Agreement or the Security Agreement; provided, however, that for any non-monetary default, Holder shall provide written notice to Maker of such default and Maker shall have 30 days from the receipt of such written notice to cure such non-monetary default before Holder may accelerate this Note or seek any other remedy with respect thereto. In addition to any other remedies available to Holder in law or equity, in the event of a material default, Holder, at its option, may accelerate this Note, that is, declare the entire unpaid balance due and payable.

PREPAYMENT CLAUSE: Maker shall have the right to prepay all or any portion of the remaining balance due on this Note without penalty from CNM Inc., except for those fees imposed by Wells Fargo at the time of prepayment.

SUPERSEDED NOTES: Upon full execution and delivery hereof, the Superseded Notes shall be amended and restated in their entirety as set forth above.

Dated as of the date first written above.

“HOLDER”		“MAKER”

CNM, INC., A NEVADA CORPORATION		AVANTAIR, INC., A NEVADA CORPORATION

By:	/s/ Charles N. Mathewson	By:	/s/ John Waters
Its:	President	Its:	CFO

“GUARANTOR”

/s/ Charles N. Mathewson
CHARLES N. MATHEWSON, TRUSTEE OF THE CHARLES N. MATHEWSON TRUST, UTA JULY 22,1992